Exhibit 99.2

RECAST SEGMENT INFORMATION

($ in thousands) (Unaudited)

	2015					2014
	Full Year	Q4 12/31(1)	Q3 9/30(1)	Q2 6/30	Q1 3/31	Full Year	Q4 12/31	Q3 9/30	Q2 6/30	Q1 3/31
Energy, Chemicals & Mining
Revenue / Work Performed	11,865,382	2,818,200	2,801,362	3,263,070	2,982,750	14,563,003	3,524,015	3,713,117	3,568,433	3,757,438
Segment Profit	866,549	211,113	208,196	229,395	217,845	858,529	234,975	214,720	213,410	195,424
Segment Profit Margin (%)	7.30%	7.49%	7.43%	7.03%	7.30%	5.90%	6.67%	5.78%	5.98%	5.20%
New Awards	11,980,800	2,158,900	3,627,400	2,846,000	3,348,500	20,679,900	4,956,300	4,722,100	1,677,400	9,324,100
Backlog	29,363,400	29,363,400	30,051,300	30,039,500	29,742,000	30,528,500	30,528,500	29,955,600	27,676,100	30,106,000
Industrial, Infrastructure & Power
Revenue / Work Performed	2,263,993	540,251	596,114	580,939	546,689	2,854,763	798,391	761,243	683,366	611,763
Segment Profit (Loss)(2)	(44,906)	(29,595)	(29,355)	4,301	9,743	158,128	33,824	57,348	43,618	23,338
Segment Profit (Loss) Margin (%)(2)	(1.98)%	(5.48)%	(4.92)%	0.74%	1.78%	5.54%	4.24%	7.53%	6.38%	3.81%
New Awards	7,064,700	5,161,000	1,281,400	92,500	529,800	2,347,100	515,800	411,800	973,400	446,100
Backlog	9,694,500	9,694,500	5,084,300	4,397,700	4,792,800	4,958,500	4,958,500	5,205,200	5,546,400	5,310,200
Government
Revenue / Work Performed	2,557,437	647,609	660,742	603,074	646,012	2,511,880	705,005	615,018	598,667	593,190
Segment Profit	83,128	21,152	29,971	17,215	14,790	92,691	36,668	29,604	13,905	12,514
Segment Profit Margin (%)	3.25%	3.27%	4.54%	2.85%	2.29%	3.69%	5.20%	4.81%	2.32%	2.11%
New Awards	1,428,900	352,000	277,300	725,800	73,800	4,693,200	157,500	699,500	3,088,000	748,200
Backlog	3,559,900	3,559,900	3,825,700	4,305,700	4,170,500	4,740,600	4,740,600	5,218,300	5,184,400	2,647,700
Maintenance, Modification & Asset Integrity
Revenue	1,427,236	364,621	326,394	363,023	373,198	1,601,931	427,785	350,703	401,198	422,245
Work Performed	928,094	240,751	206,226	237,585	243,532	1,020,762	272,349	210,602	257,631	280,180
Segment Profit	127,431	31,513	31,528	30,833	33,557	153,052	40,982	33,061	42,189	36,820
Segment Profit Margin (%)	8.93%	8.64%	9.66%	8.49%	8.99%	9.55%	9.58%	9.43%	10.52%	8.72%
New Awards(3)	1,371,800	163,900	108,200	604,100	495,600	1,110,900	658,500	178,000	124,300	150,100
Backlog(3)	2,108,300	2,108,300	2,732,000	2,849,100	2,489,500	2,253,900	2,253,900	1,890,700	1,921,300	2,098,700

(1) Segment profit (loss) for the Industrial, Infrastructure & Power segment in the third and fourth quarters of 2015 was adversely impacted by pre-tax losses of $21 million and $31 million, respectively, resulting from forecast revisions for a large gas-fired power plant in Brunswick County, Virginia.

(2) Segment profit (loss) for the Industrial, Infrastructure & Power segment includes research and development expenses associated with NuScale totaling $80 million and $46 million for the years ended December 31, 2015 and 2014, respectively.

(3) The equipment and temporary staffing business lines in the Maintenance, Modification & Asset Integrity segment do not report backlog or new awards.